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                                                                     Exhibit 5.1


                                  [Letterhead]




                                October 13, 2000



Aperian, Inc.
1121 East 7th Street
Austin, Texas 78702

Ladies and Gentlemen:

         I am general counsel for Aperian, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the preparation of a Registration Statement on Form S-3, File No. 333-44666, as amended (the "Registration Statement"), which has been filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 the proposed offer and sale by certain stockholders of the Company of 333,314 shares (the "Shares") of the Common Stock, $0.01 par value, of the Company ("Common Stock").

         With respect to the foregoing, I have examined the Registration Statement and such other documents, and such legal matters, as I have deemed necessary to render the opinion expressed herein. Based on the foregoing, I am of the opinion that the Shares are duly authorized, validly issued, and fully paid and nonassessable.

         I consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                                    /s/ PETER E. LORENZEN

                                    Peter E. Lorenzen
                                    General Counsel